Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone 65.6880.9580 fax www.kns.com

Exhibit 99.1

Kulicke & Soffa announces Lester Wong to join as Senior Vice President, General Counsel & Legal Affairs

Singapore – July 19, 2011 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC), a global leader in the design and manufacture of semiconductor and LED assembly equipment, today announced that Lester A. Wong will join K&S as Senior Vice President, General Counsel & Legal Affairs, effective September 12, 2011. Mr. Wong will reside and be based in Singapore at K&S’s world-wide corporate headquarters.

Mr. Wong, 44, is currently based in Hong Kong as the General Counsel at GigaMedia Limited (NASDAQ:GIGM). Mr. Wong previously served as Senior Legal Counsel at NASDAQ listed CDC Corporation. Prior to that, Mr. Wong was an executive with Cowen Latitude Asia, one of Asia's leading growth sector focused investment banks and the wholly-owned Asia subsidiary of Cowen Group.

Bruno Guilmart, President and Chief Executive Officer, said, “Lester brings to K&S over 20 years of legal leadership at U.S. listed, Asian-based companies.  His broad business expertise in global corporate law, excellent track record, and enthusiasm will be a great fit with the leadership team at K&S, especially at this exciting time in the Company’s history. Lester will report to me, and I look forward to having him on board in September.”

“I am extremely excited and proud to join K&S and its team of highly energized and talented professionals,” said Mr. Wong. “I look forward to contributing to the Company’s strong governance record and its future growth and success”.

Mr. Wong was admitted to the Law Society of Upper Canada (Ontario) in 1993, Law Society of British Columbia in 1993 and Law Society of Hong Kong in 1997. Mr. Wong obtained a bachelor's degree from the University of Western Ontario and a bachelor of law degree from the University of British Columbia in Canada.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor devices. (www.kns.com)

Contacts:
Kulicke & Soffa Industries, Inc
Joseph Elgindy
Investor Relations
P: +1-215-784-7518
F: +1-215-784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P: +1-914-337-8801
klic@globalirpartners.com